Exhibit 10-1

John H. Sottile

7825 South Tropical Trail

Merritt Island, FL 32952

March 22, 2011

The Benefits and Compensation Committee of the Board of Directors of The Goldfield Corporation

Gentlemen,

Although Goldfield has experienced improvements in income during 2010, local and national economic conditions continued to adversely affect our company. Accordingly, I elect to continue my salary reduction through June 30, 2011. Also, I waive the COL increase prescribed in my Employment Contract for 2011. I have advised the compensation committee I wish to forgo any bonus with respect to 2010.

This waiver does not otherwise waive any rights I have in my Employment Agreement and is limited to my 2011 salary through June 30, 2011, the COL increase for 2011 and bonus with respect to 2010. The formula prescribed by the Employment Contract and the base figures will remain as determined in the Employment Agreement as though this waiver and the election to decrease my 2011 salary had not been made. I intend to consider a further waiver later in the year in the event conditions do not improve. Thank you for your continued cooperation.

Sincerely,

/ s / JOHN H. SOTTILE
John H. Sottile

cc: Board of Directors of The Goldfield Corporation